Exhibit 99.1

SARBANES-OXLEY ACT OF 2002

REQUIRED NOTICE OF WESTERN UNION STOCK TRADING RESTRICTION

August 28, 2009

As you are aware, The Western Union Company and certain of its related entities maintain The Western Union Company Incentive Savings Plan (“ISP”) and the Western Union Financial Services, Inc. Retirement Savings Plan for Bargaining Unit Employees (the “RSP”) (collectively, the “401(k) Plans”), and one of the investments in the 401(k) Plans is common stock of The Western Union Company, par value $.01 (“Western Union Stock”), held in the Western Union Stock Fund. The Western Union Stock Fund (through its predecessor, the First Data Corporation Stock Fund) has been frozen to new investment since January 1, 2006.

This notice is to inform you that due to the transition to Schwab Retirement Plan Services, Inc. as the 401(k) Plans’ new recordkeeper effective October 1, 2009, participants in the 401(k) Plans will be temporarily unable, among other things, to transfer out of the Western Union Stock Fund (or obtain a loan or distribution from the Western Union Stock Fund).

This period, during which the participants will be unable to exercise these rights otherwise available under the 401(k) Plans, is called a “blackout period.” The blackout period in the 401(k) Plans is expected to begin the week of September 20, 2009 and end the week of October 4, 2009.

During these weeks, you can determine whether the blackout period has started or ended by contacting:

Steven Christoffersen, Senior Counsel

The Western Union Company

12500 E. Belford Avenue, M21A3

Englewood, CO 80112

(720) 332-4436

(720) 332-0522 (fax)

If you are a Section 16 Insider (director or executive officer), you will be unable to sell Western Union Stock (a) during any time period that participants under the 401(k) Plans are unable to sell Western Union Stock and (b) during any time period during which you are restricted from buying or selling by the Western Union Insider Trading Policy or the Securities and Exchange Commission Insider Trading Rules. You are also prohibited from purchasing Western Union Stock during this period. Because the blackout period falls outside of a quarterly open window period described in the Western Union Insider Trading Policy Applicable to Section 16 Insiders, you would be restricted from trading in Western Union Stock during this period even if no restrictions on participant trading in the 401(k) Plans were in effect. Any Rule 10b5-1 Sales Plan you have in place during the blackout period will continue to apply in accordance with its terms. In addition, any election you made (or were deemed to have made) during a previous open window period concerning the method of tax withholding on restricted stock awards that will vest on September 29, 2009 will remain in effect.

If you have any questions, please contact:

Steven Christoffersen, Senior Counsel

The Western Union Company

12500 E. Belford Avenue, M21A3

Englewood, CO 80112

(720) 332-4436

(720) 332-0522 (fax)